Exhibit 5.1

[LETTERHEAD OF VENABLE LLP]

October 6, 2021

Phillips Edison & Company, Inc.
11501 Northlake Drive
Cincinnati, Ohio 45249
Re:    Registration Statement on Form S-3 (File No. 333-259059 and 333-259059-1)
Ladies and Gentlemen:
We have served as Maryland counsel to Phillips Edison & Company, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the registration by the Company and Phillips Edison Grocery Operating Partnership I, L.P., a Delaware limited partnership (the “Operating Partnership”), of (i) $350,000,000 aggregate principal amount of the Operating Partnership’s 2.625% Senior Notes due 2031 (the “Notes”) in an underwritten public offering (the “Offering”) and (ii) the guarantee of the Notes by the Company (the “Guarantees”), covered by the above-referenced Registration Statement, and all amendments thereto (collectively, the “Registration Statement”), filed by the Company and the Operating Partnership with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).
In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):
1.The Registration Statement, in the form transmitted to the Commission for filing under the Securities Act;
2.The Prospectus, dated September 20, 2021 (the “Base Prospectus”), of the Company and the Operating Partnership, as supplemented by the Preliminary Prospectus Supplement, dated September 29, 2021, of the Company and the Operating Partnership, and the Prospectus Supplement, dated September 29, 2021 (together with the Base Prospectus, the “Prospectus”), of the Company and the Operating Partnership, relating to the Offering, each in the form in which it was filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act;
3.The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);
4.The Fifth Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;
5.A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

Phillips Edison & Company, Inc.
October 6, 2021

6.Resolutions adopted by the Board of Directors of the Company (the “Board”), and a duly authorized committee thereof, relating to, among other matters, the registration and issuance of the Notes and the Guarantees (the “Resolutions”), certified as of the date hereof by an officer of the Company;
7.The Indenture, dated as of October 6, 2021 (the “Base Indenture”), by and among the Company, the Operating Partnership and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by that certain First Supplemental Indenture, dated as of the date hereof (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), by and among the Company, the Operating Partnership and the Trustee;
8.The Guarantees included as part of the Indenture;
9.The Global Note evidencing the Notes, dated as of the date hereof (the “Global Note”);
10.A certificate executed by an officer of the Company, dated as of the date hereof; and
11.Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.
In expressing the opinion set forth below, we have assumed the following:
1.Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.
2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.
3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and each such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.
4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.
Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:
1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

Phillips Edison & Company, Inc.
October 6, 2021

2. The issuance of the Notes and the Guarantees, and the execution and delivery of the Global Note and the Indenture, by the Company, in its own capacity or, in its capacity as the sole member of the sole general partner of the Operating Partnership, on behalf of the Operating Partnership, as the case may be, has been duly authorized by all necessary corporate action on the part of the Company.
The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any federal or other state law. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.
The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.
This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.
Very truly yours,
/s/ Venable LLP